EXHIBIT 23.8

August 11, 2016

CONSENT OF JACK CADWELL

United States Securities and Exchange Commission

I, Jack Caldwell, P.E., of Robertson GeoConsultants, hereby consent to the use of and reference to my name, and the inclusion and incorporation by reference in the registration statement on Form F-3 of Tahoe Resources Inc. of the information derived from the technical report dated November 5, 2014, which is entitled “Escobal Mine Guatemala NI 43-101 Feasibility Study” (the “Escobal Feasibility Study”) and all other references to the Escobal Feasibility Study included or incorporated by reference in the registration statement on Form F-3 of Tahoe Resources Inc.

Yours truly,

/s/ Jack Caldwell
Jack Caldwell, P.E.
Robertson GeoConsultants